Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor financial information described in Note 20, as to which the date is August 30, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appear in Flowserve Corporation’s Current Report on Form 8-K dated August 30, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
August 30, 2012